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EXHIBIT 5.1 - OPINION OF LEGAL COUNSEL


July 12, 2000


Dollar Tree Stores, Inc.
500 Volvo Parkway
Chesapeake, VA 23320

         RE:      Dollar Tree Stores, Inc. Stock Incentive Plan
                  Form S-8 under the Securities Act of 1933

Ladies and Gentlemen:

         We have acted as counsel to Dollar Tree Stores, Inc. (the "Company") in connection with the registration by the Company under the Securities Act of 1933, as amended (the "Act") of 4,500,000 shares of Common Stock of Dollar Tree Stores, Inc., a Virginia corporation (the "Shares") issuable under the Dollar Tree Stores, Inc. Stock Incentive Plan, as amended (the "Plan") under a Registration Statement on Form S-8 (the "Registration Statement") expected to be filed with the Securities and Exchange Commission on or about July 12, 2000.

         We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion and, based thereon, we are of the opinion that, when the Shares have been registered under the Act, when the Company has completed the actions being taken in order to permit issuance of the Shares in accordance with the securities laws of the various states where required, and when the Company receives consideration for the Shares in accordance with the provisions of the Plan and the Shares have been issued by the Company as provided under the Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Securities and Exchange Commission promulgated under the Act.

                                            Very truly yours,

                                            /s/ Hofheimer Nusbaum, P.C.